Exhibit 99.2

Vasco Data Security International

Earnings Conference Call

Prepared Script

October 26, 2010

Comments by Ken Hunt:

Good morning everyone. For those listening in from Europe, good afternoon, and from Asia, good evening.

My name is Ken Hunt, and I am the Chairman, Founder & CEO of VASCO Data Security International, Inc. On the call with me today are Jan Valcke, our President & Chief Operating Officer, and Cliff Bown our EVP and Chief Financial Officer.

Before we begin the conference call, I need to brief all of you on “Forward Looking Statements.”

Forward Looking Statements

STATEMENTS MADE IN THIS CONFERENCE CALL THAT RELATE TO FUTURE PLANS, EVENTS OR PERFORMANCES ARE FORWARD-LOOKING STATEMENTS. ANY STATEMENT CONTAINING WORDS SUCH AS “BELIEVES,” “ANTICIPATES,” “PLANS,” “EXPECTS,” AND SIMILAR WORDS, IS FORWARD-LOOKING, AND THESE STATEMENTS INVOLVE RISKS AND UNCERTAINTIES AND ARE BASED ON CURRENT EXPECTATIONS. CONSEQUENTLY, ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED IN THESE FORWARD-LOOKING STATEMENTS. I DIRECT YOUR ATTENTION TO THE COMPANY’S FILINGS WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION FOR A DISCUSSION OF SUCH RISKS AND UNCERTAINTIES IN THIS REGARD.

General Comments – Ken Hunt

Today, we are going to review the results for the third quarter of 2010. As always, we will host a question and answer session after the conclusion of management’s prepared remarks. If possible, I would like to budget one hour total for this conference call. If you can limit your questions to one or two, it would be appreciated.

Revenues for Q3 were $ 26.3 million, an increase of 19% compared to third quarter 2009. Revenues reflected strong growth in both banking and enterprise and application security. Our revenues from our banking market increased 20% over Q3, 2009. Revenues from our enterprise and application security markets increased 17% over Q3, 2009.

Q3 2010 was our 31st consecutive positive quarter in terms of operating income.

Our gross profit for the quarter was 71% of revenue and our operating income was 10% of revenue. Our business mix between banking, which provides higher volume/lower margin, and non-banking, which provides lower volume/higher margin, resulted in continuing healthy gross margin of 70% for the first nine months of 2010.

Non-banking revenue was 24% in Q3 and 28% for the first nine months of 2010. This compares to 25% in Q3 a year ago and 27% for the first nine months of 2009.

Also contributing to the healthy gross margin was the growth of our non-hardware revenue which was 26% vs. 24% in Q3 and 25% vs. 23% YTD, compared to the same periods a year ago.

During the quarter, we sold an additional 387 new accounts, including 50 new banks, and 337 new enterprise and application security customers. This compares to the third quarter a year ago in which we sold 350 new accounts, including 56 banks and 294 enterprise and application security customers. We now have over 10,000 customers, including more than 1,500 banks in more than 100 countries. Although management considers the number of new customers as an indicator of the momentum of our business and effectiveness of our distribution channel, the number of new customers is not indicative of future revenue.

During the third quarter of 2010, our cash and our working capital increased 14% and 10% respectively, compared with our balances at the end of the second quarter. At September 30, 2010 our net cash balance was approximately $86.4 million and we had approximately $92.3 million of working capital. This strong cash balance gives us the flexibility to invest in our growth now that the economy seems to be improving.

In past quarters, we told you that our banking business was recovering. We also told you that the number of RFP’s was growing. These RFP’s are now materializing into firm orders. Our order intake from the banking business is now growing quickly. As demonstrated by our Q3 2010 earnings report, the recovery of the financial vertical is beginning to result in improved financial performance for our company.

The confidence that we communicated in past quarterly earnings calls is, we believe, being justified today. We firmly believe the banking market will contribute to strong growth in 2011. We also believe VASCO’s banking and enterprise and application security businesses are evolving back to normal.

Looking back, we can say that VASCO is a much stronger and robust company now than it was before the financial and economic crisis began. We have several healthy sources of revenue from different markets, both vertical and geographic. We believe that there will be strong, steady growth going forward.

As we stated before, our traditional banking market is in recovery. Manufacturing challenges, such as a scarcity of parts due to the general ramp up in the recovering electronics industry, still exist and may cause delays in delivery. Nevertheless, we believe that VASCO is prepared to overcome these challenges due to our know-how and experience related to large volume hardware production and assembly. We believe this situation affects all our competitors and may even turn into a competitive advantage for VASCO.

We are particularly proud that we can deliver positive short term results again, while investing heavily in the longer term.

During our Q1 earnings call on February 11 of this year, we introduced our strategic plans for DIGIPASS as a Service, our cloud-based authentication platform. Today, I am happy to inform you that we are finalizing our DIGIPASS as a Service platform and, very soon, we will announce the first phase of this new service offering. Stay tuned!

Introduce Jan Valcke:

At this time I would like to introduce Jan Valcke, VASCO’s President and Chief Operating Officer.

Thank you, Ken.

Ladies and gentlemen, we are proud to announce that the recovery of our core business is materializing.

With regards to our banking markets, there is a global improvement of the situation both in markets touched and untouched by the financial crisis in 2008 and 2009.

Last year, we experienced that many large deployments of strong authentication in the financial sector were frozen or delayed. From the end of 2009 onwards, we noticed a higher activity in Requests for Proposal all over the world. Logically, it takes a number of quarters before such RFP’s are turning into orders, deliveries and revenue. Q3 is the first quarter of 2010 that is materially affected by this comeback of the banking business.

Although the recovery is still somewhat slow in countries hurt by the financial crisis, we strongly believe that VASCO has overcome the fallout of the financial crisis. Order intake was strong from our banking market in Q3. Evidence of this increase in order intake was reflected in Q3 revenue. In addition, we have a strong backlog for deliveries in Q4 and 2011.

Our non-banking business is growing steadily. The enterprise and application security markets are going strong, despite the traditional seasonality due to the holiday period in Q3.

With the imminent introduction of DIGIPASS as a Service, as described by Ken, we are well armed to tackle applications and vertical markets previously out of our reach.

During Q3, we kept reinforcing our product offering, by adding wireless functionalities to our IDENTIKEY core authentication server. We also introduced multi-otp functionality to our DIGIPASS client authentication products. Last but not least, we launched DIGIPASS 831, an unconnected smart card reader with replaceable batteries, a larger display and improved user interface.

We will keep investing strongly in our product portfolio, in order to maintain and strengthen our market leadership position in the authentication sector.

The fact that we kept investing in VASCO’s people, offices, products and markets during the past crisis period will help us speed up our growth now the environment looks more positive. We are convinced that our continued investments will translate into our future results. This approach is, in my opinion, the right way to create long term shareholder value.

Our investments in people are well on track. At the beginning of this year, we announced that we would hire 60 additional employees to support VASCO’s future growth. Many of those new recruits are already on board and are getting up to speed in order to contribute to VASCO’s future success.

As a conclusion, I would like to thank VASCO’s people for their efforts to keep VASCO successful and profitable throughout the crisis. It seems like we have weathered the storm. We are convinced that we have started a new chapter in VASCO’s success story.

Thank you,

Introduce Cliff Bown:

At this time I would like to introduce Cliff Bown, VASCO’s EVP and Chief Financial Officer.

Comments by Cliff Bown:

Thanks Ken and welcome to everyone on the call.

As noted earlier by Ken, revenues for the third quarter of 2010 were $26.3 million, an increase of $4.2 million or 19% from the third quarter of 2009. For the first nine months, revenues were $75.0 million, an increase of $5.2 million or 7% from the comparable period in 2009.

The increase in revenue for the third quarter and first nine months reflected an increase in revenues from both the banking market and the enterprise and application security market. Revenues from the banking market increased 20% for the third quarter and 7% for the first nine months of 2010 when compared to the same periods in 2009. Revenues from the enterprise and application security market increased 17% for the third quarter and 9% for the first nine months of 2010 when compared to the same periods in 2009.

It should also be noted that the comparison of revenues was impacted by changes in the exchange rates of the Euro and Australian dollar to the U.S. dollar. We estimate that revenues in the third quarter and first nine months of 2010 were $1.2 million and $0.8 million lower, respectively, than they would have been had the exchange rates in 2010 been the same as in 2009.

The percentage of total revenue coming from the enterprise and application security markets decreased one percentage point for the third quarter of 2010 and increased one percentage point for the first nine months of 2010 when compared to the same periods in 2009. Revenues from the enterprise and application security market were 24% of total revenue for the third quarter and 28% of total revenue for the first nine months of 2010.

For the third quarter and first nine months of 2010, the percentage of revenue coming from Europe has declined when compared to the same periods in 2009. For the third quarter of 2010, the geographic distribution of our revenue was approximately 69% from Europe, 9% from the U.S., 11% from Asia and the remaining 11% from other countries. In the third quarter 2009, approximately 77% of our revenue was from Europe, 9% from the U.S., 6% from Asia and the remaining 8% was from other countries. For the first nine months of 2010, the geographic distribution of our revenue was approximately 68% from Europe, 9% from the U.S., 9% from Asia and the remaining 14% from other countries. For the first nine months of 2009, approximately 73% of our revenue was from Europe, 6% from the U.S., 9% from Asia and the remaining 12% was from other countries.

Gross profit as a percentage of revenue for the third quarter and first nine months of 2010 was approximately 71% and 70%, respectively. In 2009, gross profit as a percentage of revenue was 70% in both the third quarter and nine months ended September 30th.

The increase in gross profit as a percentage of revenue for the third quarter of 2010 compared to 2009 primarily reflects a favorable change in the mix of products sold.

The mix of products sold in the third quarter and first nine months of 2010 reflected an increase in non-hardware revenue as a percentage of total revenue and a decrease in card readers sold as a percentage of total revenue when compared to the same periods in 2009.

Our non-hardware revenues were 26% and 25% of total revenue for the quarter and first nine months of 2010, respectively and compares to 24% and 23% of total revenue for the quarter and first nine months of 2009.

Revenues from card readers were 15% of our revenue for both the third quarter and first nine months of 2010 and compares to 19% and 18% for the third quarter and first nine months of 2009, respectively. As noted on previous calls, our card reader product line has lower margins due to competitive pricing pressures.

Operating expenses for the third quarter of 2010 were $16.0 million, an increase of $2.6 or 19% from the third quarter of 2009. Operating expenses for the first nine months of 2010 were $47.9 million, an increase of $7.1 million or 17% from the same period in 2009.

Operating expenses for the third quarter and first nine months of 2010 included $0.8 million and $1.9 million, respectively, of expense related to stock-based incentive plans. Operating expenses related to stock-based incentive plans for 2010 were $0.3 million and $2.7 million higher than the comparable periods in 2009. For the first nine months of 2009, operating expenses reflected a benefit of $0.8 million, including the reversal in the first quarter of 2009 of $2.0 million related to the reversal of accruals for long-term, performance-based, incentive awards, where it was determined that the targeted performance would not be achieved.

It should also be noted that the comparison of operating expenses in the third quarter of 2010 to 2009 was positively impacted by the stronger U.S. dollar in 2010. We estimate that expenses were $1.2 million and $0.7 million lower for the third quarter and first nine months of 2010, respectively, than they would have been had the exchange rates in 2010 been the same as in 2009.

For the third quarter, including the benefit of currency, operating expenses increased $706 thousand, or 10% in sales and marketing, increased $524 thousand or 19% in research and development, and increased by $1.4 million or 37% in general and administrative when compared to the third quarter in 2009. The increase in the sales and marketing expense primarily reflected an increase in compensation expenses related to increased headcount, increased marketing expenses and increased travel costs partially offset by the benefit of the change in exchange rates. The increase in research and development expense primarily reflected increased compensation expenses related to an increase in headcount partially offset by the benefit of the change in exchange rates. The increase in the general and administrative expense primarily reflected increased compensation expenses related to an increase in headcount and higher professional fees, partially offset by the benefit of the change in exchange rates.

For the first nine months of 2010, including the benefit of currency, operating expenses increased by $1.3 million, or 6% in sales and marketing, $1.7 million or 20% in research and development, and $4.2 million or 40% in general and administrative when compared to the same period in 2009. In addition to the reasons noted for the changes in the third quarter, the increases in expense reflected the benefit from the reduction in stock-based incentive plan compensation expense recorded in the first nine months of 2009, as previously mentioned, and an increase in recruiting expenses and an increase in our provision for uncollectible accounts receivable.

Operating income for the third quarter of 2010 was $2.5 million, an increase of $548 thousand or 28% from the $2.0 million reported in the third quarter of 2009. For the first nine months, operating income was $4.8 million in 2010, a decrease of $3.2 million or 40% from the $8.0 million reported in 2009.

Operating income as a percent of revenue, or operating margin, was 10% for the third quarter and 6% for the first nine months of 2010. In 2009, our operating margins were 9% for the quarter and 12% for the first nine months.

The Company reported income tax expense of $867 thousand for the third quarter and $1.5 million for the first nine months of 2010. The effective tax rate was 28% for the third quarter and 27% for the first nine months of 2010.

For 2009, the Company reported income tax expense of $1.0 million for the third quarter and $2.9 million for the first nine months. The effective tax rate reported in 2009 was 40% for the third quarter and 29% for the nine month period ended September 30th.

The effective rates for both 2010 and 2009 reflect our estimate of our full-year tax rate at the end of the third quarter in each period. The decrease in the tax rate for the first nine months of 2010 compared to 2009 is primarily attributable to an increase in our estimates of pretax income at the end of the third quarter in 2010 compared to 2009. As you may recall, we reduced our full-year 2009 tax rate to 22.6% in the fourth quarter of 2009 as earnings in the fourth quarter of 2009 were higher than we had projected at the end of the third quarter of 2009. In addition, the rate for the first nine months of 2010 included the benefit of $282 thousand of discrete items related to the adjustment of prior year’s tax provisions. Under our current structure, our effective rate will be very sensitive to the level of pretax income. As pretax income increases, we expect the effective rate to decline. As pretax income decreases, the effective rate will increase.

Earnings before interest, taxes, depreciation, and amortization (EBITDA or operating cash flow if you will) was $3.6 million for the third quarter and $7.3 million for the first nine months of 2010. EBITDA was $241 thousand or 7% higher in the third quarter and $4.5 million or 38% lower than in the first nine months of 2009.

The makeup of our workforce as of September 30, 2010 was 329 people worldwide with 172 in sales, marketing and customer support, 104 in research and development and 53 in general and administrative. The average headcount for the third quarter of 2010 was 30 persons or 10% higher than the average headcount for the third quarter of 2009. The average headcount for the first nine months of 2010 was 11 persons or 4% higher than the average headcount for the same period in 2009.

Our balance sheet continued to show strong cash and working capital balances throughout the third quarter of 2010. As of September 30, 2010, our net cash balance was $86.4 million, an increase of $10.4 million, or 14% from the $76.0 million at June 30, 2010 and an increase of $18.8 million, or 28%, from $67.6 million at December 31, 2009. As of September 30, 2010, our working capital balance was $92.3 million, an increase of $8.2 million, or 10% from $84.0 million at June 30, 2010 and an increase of $4.7 million, or 5%, from $87.6 million at December 31, 2009. We had no debt outstanding during the quarter.

Finally, our Days Sales Outstanding in accounts receivable decreased to 60 days as of September 30, 2010 from 71 days at June 30, 2010 and from 88 days at December 31, 2009.

Thank you for your attention. I would now like to turn the meeting back to Ken.

Ken Hunt: Closing Remarks

We believe our business is not only improving, but is returning to a strong growth pattern, which will be more predictable in the future. Our decision to continue investing in our business during the tough economic times, we believe, will serve us well going forward. For example, we now have local VASCO staff in evolving markets which promise incremental growth opportunities. We have also introduced many new products and will soon launch the new DIGIPASS as a Service platform. Because of this investment strategy during difficult times, we are a stronger company and more competitive than ever.

Now, guidance.

We reaffirm the guidance that we announced at our last conference call.

•	First, we expect that full-year 2010 revenue will grow from 5% to 10% over full-year 2009.

•	Second, we believe that full-year 2010 operating income will be in a range between 5% to 10% of revenue.

This guidance reflects the Company’s strategy to continue its aggressive growth by investing in its people, our newly announced DIGIPASS as a Service, and the infrastructure necessary for long-term profitability. It also reflects our continued evolution to a more software-centric company with a focus on recurring revenues.

This concludes our presentations today and we will now open the call for questions. As I mentioned earlier, as a courtesy to others on the call, I would appreciate it if you would limit your questions to an initial question plus a follow-up. If you have additional questions, please get back into the queue.

Q&A Session: